N E W S   R E L E A S E

For immediate release

PolyOne to Sell Stake in Techmer PM, LLC Joint Venture

CLEVELAND — December 20, 2002 — PolyOne Corporation (NYSE: POL), a leading global polymer services company, and TPM Holdings, LP, a limited partnership, jointly announced today that they have reached an agreement for PolyOne to sell to TPM Holdings its majority interest in the joint venture company Techmer PM, LLC.

Under the agreement — which concludes an arbitration filed by TPM Holdings, PolyOne will sell its 51 percent position no later than January 31, 2003. Specific terms of the agreement and the purchase price were not disclosed. TPM Holdings, which owns the remaining 49 percent of Techmer PM, is headed by John R. Manuck, who will continue as manager and president.

Techmer PM , LLC has production facilities in California, Tennessee, Georgia and Kansas, where it produces high-quality color and additive concentrates. Its proprietary dispersions are particularly well suited to the fiber and value-added films markets.

PolyOne and Techmer PM stressed that no customer disruptions will result from PolyOne’s divestiture. Both companies will continue to serve their respective customers.

Their relationship dates to 1997 when TPM Holdings (then known as Techmer PM, LP) and M.A. Hanna Company, which is now part of PolyOne, formed Techmer PM, LLC as a joint venture limited-liability company. PolyOne reported financial results from Techmer PM, LLC within its Plastic Compounds and Colors segment.

About PolyOne
 PolyOne Corporation, with revenues approximating $2.6 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company’s products and services can be found at www.polyone.com.

About Techmer, PM, LLC
 Techmer PM, LLC operates five manufacturing facilities in North America. It designs and produces colorant and additive concentrates with a focus on high-performance applications where quality, technical support and problem solving are critical. The 500 employees of Techmer PM, LLC service customers in market segments of the plastic industry that fabricate everything from thin films and fibers to extrusions and moldings. Information on Techmer PM, LLC’s products and services can be found at www.techmerpm.com.

PolyOne Media & Investor Contact:	Dennis Cocco Chief Investor & Communications Officer 216.589.4018

Techmer, PM, LLC Contact:	John R. Manuck President 865.457.6700

Forward-Looking Statements
 In this release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective changes in raw material costs or product pricing or product demand, future performance or results of current and anticipated market conditions and market strategies, sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. Factors that could cause actual results to differ materially include, but are not limited to: (1) an inability to achieve or delays in achieving savings related to restructuring programs; (2) delays in achieving or inability to achieve the Company’s strategic value capture initiatives, including cost reduction and employee productivity goals, or achievement of less than the anticipated financial benefit from the initiatives; (3) the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks; (4) changes in U.S., regional or world polymer and/or rubber consumption growth rates affecting the Company’s markets; (5) changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which the Company participates; (6) fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles; (7) production outages or material costs associated with scheduled or unscheduled maintenance programs; (8) costs or difficulties and delays related to the operation of joint venture entities; (9) lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates; (10) partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of the Company; (11) an inability to launch new products and/or services that strategically fit the Company’s businesses; (12) the possibility of goodwill impairment; (13) an inability to maintain any required licenses or permits; and (14) an inability to comply with any environmental laws and regulations: (15) a delay or inability to achieve divestitures necessary to achieve targeted debt levels .

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Forms 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. (Ref. #1202)